(d)(3)(i)
AMENDED SCHEDULE A
to the
AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT
ING EQUITY TRUST
OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit
	(as a percentage of average net assets)
Name of Fund*	Class A	Class B	Class C	Class I	Class Q	Class W1
ING Fundamental Research Fund Initial Term Expires October 1, 2007	1.25%	2.00%	2.00%	1.00%	N/A	N/A

ING LargeCap Growth Fund Initial Term Expires October 1, 2006	1.45%	2.10%	2.10%	1.10%	1.35%	N/A

ING LargeCap Value Fund Initial Term Expires October 1, 2006	1.45%	2.20%	2.20%	1.20%	N/A	1.20%

ING MidCap Opportunities Fund Initial Term Expires October 1, 2006	1.75%	2.45%	2.45%	1.45%	1.60%	N/A

ING Value Choice Fund Initial Term Expires October 1, 2006	1.40%	2.15%	2.15%	1.15%	N/A	1.15%

ING Opportunistic LargeCap Fund Term Expires October 1, 2010	1.25%	2.00%	2.00%	1.00%	N/A	1.00%

ING SmallCap Value Choice Fund Initial Term Expires October 1, 2006	1.50%	2.25%	2.25%	1.25%	N/A	1.25%

/s/ HE
HE

Date Last Amended: September 12, 2007

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

[1]	Class W Shares of ING LargeCap Value Fund, ING Value Choice Fund, ING Opportunistic LargeCap Fund and ING SmallCap Value Choice Fund effective December 17, 2007. Initial term for Class W Shares expires October 1, 2009.

1